Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan            (651) 293-2809

JAMES J. HOWARD RETIRES FROM ECOLAB BOARD

ST. PAUL, Minn., February 27, 2006: Ecolab Inc. announced that James J. Howard, a director since 1991, has retired from the Ecolab Board of Directors under the Company’s age 70 retirement policy for directors.

Mr. Howard said “I have truly enjoyed my years of service on the Ecolab board, and I am proud of the terrific success Ecolab has achieved. Ecolab’s future looks extremely bright. The Ecolab management team is strong, the strategies are sound, and I’m confident the focus on enhancing shareholder value will continue.”

Commenting on Howard’s retirement, Allan L. Schuman, Chairman of Ecolab’s Board said: “Ecolab has been very fortunate to have Jim Howard serve on our Board for the past 15 years. Jim has been a highly effective director, providing strong leadership and wise counsel, including most recently in his role as Chair of the Audit Committee. Jim’s continuing focus on “best practices” – both before and after the reforms of the sweeping Sarbanes-Oxley Act – has served Ecolab and its shareholders well.”

Douglas M. Baker, Ecolab’s President and Chief Executive Officer, said, “Jim will be missed. I want to thank him for his outstanding service to our company, and wish him and his wife, Donna, all the best.”

As a result of Mr. Howard’s retirement, the Board decreased its size from 13 to 12 directors.

With 2005 sales of $4.5 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, healthcare and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL. Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

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